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                                                                     EXHIBIT 2.2

                                    AGREEMENT

This Agreement ("Agreement") is made and entered into as of April ___, 2001 (the "Effective Date") by and between VERTICALNET, INC. ("VerticalNet"), a Pennsylvania corporation with its principal business address at 700 Dresher Road, Suite 100, Horsham, Pennsylvania 19044, and MICROSOFT CORPORATION ("Microsoft"), a Washington corporation with its principal business address at One Microsoft Way, Redmond, Washington 98052, with reference to the following facts:

                                    RECITALS

         A. VerticalNet and Microsoft have entered into a Co-Marketing Agreement with an Effective Date of March 29, 2000, as amended (the "Co-Marketing Agreement") relating to, among other things, VerticalNet's portfolio of vertical business-to-business trade communities, and Microsoft's bCentral and MSN sites, which is attached hereto as Exhibit A.

         B. The parties desire to terminate the Co-Marketing Agreement and enter into this Agreement.

                                    AGREEMENT

Accordingly, VerticalNet and Microsoft, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms (when initially capitalized) will have the indicated meanings:

         1.1. "bCENTRAL" means that certain Web Site owned and operated by Microsoft providing business-to-business services and accessed through the domain (http://www.bcentral.com), and any successor Web Site(s).

         1.2. "LINK" means an embedded icon, object, graphic or text within a Web Page that consists of a hypertext pointer to the URL address of a Web Page.

         1.3. "MSN SERVICE" means the aggregation of Web-based properties (as such properties may change from time to time in Microsoft's sole discretion) which is currently marketed by Microsoft as "The Microsoft Network" and/or "MSN", and accessed through the domain (http://www.msn.com).

         1.4. "TERM" means the period commencing on the Effective Date and ending on June 30, 2002, subject to earlier termination pursuant to Section 5.1 below.

         1.5. "URL" means a uniform resource locator which serves as the address of a Web Page.

         1.6. "VERTICALNET COMMUNITIES" means the VerticalNet portfolio of wholly-owned Web Sites that consist of vertical business-to-business trade communities which combine content, community interaction and the ability to conduct business transactions on line, and


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which feature, among other elements, virtual "storefronts" licensed, developed and maintained by VerticalNet for third parties.

         1.7. "WEB PAGE" means content in the World Wide Web portion of the Internet accessed via a single URL, and excluding content on other Web Pages accessed via Links in said content.

         1.8. "WEB SITE" means a collection of Web Pages related in some manner and interconnected via Links within a specific URL domain.

2.       TERMINATION AND PAYMENT.

         2.1. TERMINATION OF CO-MARKETING AGREEMENT. VerticalNet and Microsoft hereby agree that the Co-Marketing Agreement is terminated as of March 31, 2001.

                  2.1.1. Any amounts owed pursuant to the Co-Marketing Agreement by one party to the other as of March 31, 2001 shall be deemed terminated and released. Notwithstanding anything in the Co-Marketing Agreement to the contrary, including but not limited to Section 7.2.3, the following provisions of the Co-Marketing Agreement shall not survive termination: Sections 2.1.1, 2.1.2(d), 2.1.2(e), 2.1.3, 2.1.4, 2.1.5, 2.2, 2.3, 2.4, 2.5, 3, 4, 5.1.1,
5.1.2, 5.2.1, 5.2.2, 6, 7, 8.1 and 8.2. Notwithstanding anything in the Co-Marketing Agreement or this Agreement to the contrary, only the following provisions of the Co-Marketing Agreement shall survive the termination of the Co-Marketing Agreement: Sections 2.1.2(a), 2.1.2(b), 2.1.2(c), 2.4.2, 2.5.2,
5.1.3, 5.1.4, 5.2.3, 5.2.4, 8.3, and 9 through 24.

                  2.1.2. The parties acknowledge and agree that, pursuant to the Co-Marketing Agreement, VerticalNet has already paid Microsoft $8,399,110 in consideration for goods and services that Microsoft has not yet provided. The parties acknowledge and agree that such payment shall be allocated as follows:
(a) $4,000,000 shall be recognized by Microsoft in consideration for the License Agreement for ClearLead executed by the parties concurrently herewith; and (b) $4,399,110 shall be recognized by Microsoft for VerticalNet banner ads and other promotional placements made by Microsoft in bCentral and other Microsoft Web Sites through June 30, 2001.

                  2.1.3. Notwithstanding anything in the Co-Marketing Agreement or this Agreement that is, or may be construed to be to the contrary, in the event VerticalNet no longer sells Storefronts or E-Commerce Centers (as such terms are defined in the Co-Marketing Agreement), or successor products that are substantially similar to the Storefronts or E-Commerce Centers, it shall deliver all data relating to and generated by the Storefronts or E-Commerce Centers of Microsoft Customers (as defined in the Co-Marketing Agreement), and Microsoft may freely use such data in connection with its business.

         2.2. PAYMENT. As a prepayment for the deployment of the products set forth on Schedule A, Microsoft shall pay $40 million to VerticalNet. VerticalNet shall deploy or upsell products on behalf of Microsoft within 12 months from the date hereof. The parties acknowledge and agree that Microsoft has already paid VerticalNet $18,544,032 of the aforementioned $40 million. Microsoft shall pay VerticalNet the balance of $21,455,968 upon the execution of this Agreement.


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         2.3.     RELEASE BY VERTICALNET. VerticalNet, for itself and its past and present affiliates, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the "VerticalNet Releasors"), does hereby remise, release and forever discharge Microsoft, the past and present affiliates of Microsoft, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the "Microsoft Releasees"), of and from any and all causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands of whatever kind, known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, in law or in equity, which the VerticalNet Releasors ever had, now have or hereafter can, shall or may have against the Microsoft Releasees, for, by reason of, or arising out of, any performance, breach or alleged breach of the Co-Marketing Agreement to and including the date of this Agreement; provided, however, that this release does not, and shall not be construed to, apply to any causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands arising out of: (i) any breach of, or any other failure to observe or perform the provisions of this Agreement; or (ii) any breach of, or any other failure to observe or perform, any of the provisions of the Co-Marketing Agreement which, pursuant to Section 2.1.1 of this Agreement, survive the termination of the Co-Marketing Agreement and the execution of this Agreement. VerticalNet, for itself and the other VerticalNet Releasors, represents and warrants that no VerticalNet Releasor has assigned or transferred, or purported to assign or transfer, voluntarily, involuntarily, or by operation of law, any claim herein released or any part or portion thereof. VerticalNet, for itself and the other VerticalNet Releasors, covenants and agrees never to commence, prosecute, or cause, permit, or advise to be commenced or prosecuted on behalf of any of the VerticalNet Releasors, any action, suit or proceeding based upon any claim or other matter herein released or any part or portion thereof. VerticalNet, for itself and the other VerticalNet Releasors, agrees that all rights under Section 1542 of the California Civil Code and any similar statutes, rules or other legal enactments of any State or territory of the United States, are hereby expressly waived, it being the intent of the VerticalNet Releasors that the releases herein shall not be limited in any manner by such statutes, rules or other legal enactments. Said Section 1542 reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         2.4. RELEASE BY MICROSOFT. Microsoft, for itself and its past and present affiliates, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the "Microsoft Releasors"), does hereby remise, release and forever discharge VerticalNet, the past and present affiliates of VerticalNet, their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing (collectively, the "VerticalNet Releasees"), of and from any and all causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands of whatever kind, known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, in law or in equity, which the Microsoft Releasors ever had, now have or hereafter can, shall or may have against the VerticalNet Releasees, for, by


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reason of, or arising out of, any performance, breach or alleged breach of the
Co-Marketing Agreement to and including the date of this Agreement; provided, however, that this release does not, and shall not be construed to, apply to any causes of action, actions, suits, damages, losses, liabilities, costs, expenses, fees, invoices, accounts receivable, interest, indebtedness, obligations, liens, claims and demands arising out of: (i) any breach of, or any other failure to observe or perform the provisions of this Agreement; or (ii) any breach of, or any other failure to observe or perform, any of the provisions of the Co-Marketing Agreement which, pursuant to Section 2.1.1 of this Agreement survive the termination of the Co-Marketing Agreement and the execution of this Agreement. Microsoft, for itself and the other Microsoft Releasors, represents and warrants that no Microsoft Releasor has assigned or transferred, or purported to assign or transfer, voluntarily, involuntarily, or by operation of law, any claim herein released or any part or portion thereof. Microsoft, for itself and the other Microsoft Releasors, covenants and agrees never to commence, prosecute, or cause, permit, or advise to be commenced or prosecuted on behalf of any of the Microsoft Releasors, any action, suit or proceeding based upon any claim or other matter herein released or any part or portion thereof. Microsoft, for itself and the other Microsoft Releasors, agrees that all rights under Section 1542 of the California Civil Code and any similar statutes, rules or other legal enactments of any State or territory of the United States, are hereby expressly waived, it being the intent of the Microsoft Releasors that the releases herein shall not be limited in any manner by such statutes, rules or other legal enactments. Said Section 1542 reads as follows:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         2.5. NO DISPARAGEMENT. Each party agrees, for itself, its affiliates, and its and their respective successors and assigns, and the directors, officers, employees, shareholders, members, partners and other equity owners and holders and representatives of each of the foregoing, not to make any statements or comments of a disparaging nature to third parties (including any of their customers) regarding the other party, any affiliate of the other party, any of their respective successors or assigns, any director, officer or employee of any of the foregoing, any current or planned product or service of any of the foregoing, or any prospects, condition or conduct of any of the foregoing.

         2.6. EQUITY INVESTMENT INSTRUMENTS NOT AFFECTED. Neither the termination of the Co-Marketing Agreement, nor any provision of this Agreement shall affect in any manner the Series A Convertible Preferred Stock Purchase Agreement dated as of April 7, 2000 (the "Stock Purchase Agreement") between VerticalNet and Microsoft, any of the agreements, documents or instruments executed and/or delivered in connection with the Stock Purchase Agreement (the "Ancillary Documents"), or any of the transactions contemplated by the Stock Purchase Agreement or any of the Ancillary Documents. The Stock Purchase Agreement and each of the Ancillary Documents is hereby ratified and confirmed to be in full force and effect.

3.       MARKET DEVELOPMENT PLAN.

         3.1. IMPLEMENTATION. During the Term of this Agreement, each party shall pay $10,000,000 to the other party towards such other party's products and/or services in furtherance of a Market Development Plan ("MDP") for various activities such as, and without limitation: marketing placement on certain Web Sites; use of key words and high-yield words in search


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engine capabilities on certain Web Sites; and/or the development of new products and technology. Such activities shall be in accordance with the MDP. The parties will use good faith efforts to finalize the MDP by May 31, 2001. Expenditures under the MDP shall begin as of July 1, 2001. The MDP will include a cash flow schedule, and will include an explanation of the costs associated with each activity. The parties shall contribute to the MDP on a 1:1 ratio (i.e., $10,000,000 each), and such funds will be spent in accordance with the MDP. The parties acknowledge and agree that Microsoft's participation in the MDP is contingent upon VerticalNet's compliance with the provisions of Section 4.1.

         3.2. MICROSOFT MARKS. Microsoft hereby grants to VerticalNet during the Term a non-exclusive, non-transferable (except in connection with a permitted transfer of this Agreement as a whole), personal, worldwide license to use the Microsoft trademarks, service marks and logos depicted in Exhibit B, as may be amended from time to time (the "Microsoft Marks"), solely in connection with its activities pursuant to the MDP. Such usage must be in accordance with the trademark and logo usage guidelines set forth in Exhibit C.

                  3.2.1. Except as provided in this Section 3.2, this Agreement does not grant VerticalNet any right, title, interest, or license in or to any of Microsoft's names, logos, trade dress, designs, or other trademarks and all uses of the Microsoft Marks will inure solely to the benefit of Microsoft.

                  3.2.2. VerticalNet acknowledges Microsoft's sole ownership of the Microsoft Marks worldwide and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant VerticalNet any right, title, or interest in or to the Microsoft Marks other than as specified in the limited license grant herein. VerticalNet hereby assigns to Microsoft all rights it may acquire by operation of law or otherwise in the Microsoft Marks, including all applications or registrations therefore, along with the goodwill associated therewith.

                  3.2.3. Microsoft has the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning any Microsoft Mark. VerticalNet agrees not to contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Microsoft's rights or goodwill in any Microsoft Mark in any country, including attempted registration of any Microsoft Mark, or use or attempted registration of any confusingly similar mark.

                  3.2.4. VerticalNet agrees to maintain the quality and performance of its products and services at a level that meets all terms of this Agreement and meets or exceeds standards of quality and performance generally accepted in the industry. VerticalNet shall fully correct and remedy any deficiencies in its use of the Microsoft Marks, upon reasonable notice from Microsoft.

         3.3. VERTICALNET MARKS. VerticalNet hereby grants to Microsoft during the Term a non-exclusive, non-transferable (except in connection with a permitted transfer of this Agreement as a whole), personal, worldwide license to use the VerticalNet trademarks, service marks and logos depicted in Exhibit B, as may be amended from time to time (the "VerticalNet


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Marks"), solely in connection with its activities pursuant to the MDP. Such usage must be in accordance with the trademark and logo usage guidelines set forth in Exhibit C.

                  3.3.1. Except as provided in this Section 3.3, this Agreement does not grant Microsoft any right, title, interest, or license in or to any of VerticalNet's names, logos, trade dress, designs, or other trademarks and all uses of the VerticalNet Marks will inure solely to the benefit of VerticalNet.

                  3.3.2. Microsoft acknowledges VerticalNet's sole ownership of the VerticalNet Marks worldwide and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Microsoft any right, title, or interest in or to the VerticalNet Marks other than as specified in the limited license grant herein. Microsoft hereby assigns to VerticalNet all rights it may acquire by operation of law or otherwise in the VerticalNet Marks, including all applications or registrations therefore, along with the goodwill associated therewith.

                  3.3.3. VerticalNet has the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning any VerticalNet Mark. Microsoft agrees not to contest the validity of, by act or omission jeopardize, or take any action inconsistent with, VerticalNet's rights or goodwill in any VerticalNet Mark in any country, including attempted registration of any VerticalNet Mark, or use or attempted registration of any confusingly similar mark.

                  3.3.4. Microsoft agrees to maintain the quality and performance of its services offered on or through the MSN Service, bCentral and Microsoft-owned Web Sites at a level that meets all terms of this Agreement and meets or exceeds standards of quality and performance generally accepted in the industry. Microsoft shall fully correct and remedy any deficiencies in its use of the VerticalNet Marks, upon reasonable notice from VerticalNet.

4.       VERTICALNET USES OF MICROSOFT TECHNOLOGY.

         4.1. ADOPTION AND USE. During the Term, VerticalNet agrees (on a non-exclusive basis) to use commercially reasonably efforts to adopt and use the Microsoft products listed in Exhibit D (and successor versions made available to VerticalNet during the Term), to operate VerticalNet's business when appropriate and feasible (i.e., when the applicable Microsoft product has the requisite functionality and performance to meet the needs of VerticalNet). The parties recognize that VerticalNet's adoption and use of the Microsoft products may be subject to technical feasibility or third-party contractual limitations. During the Term, if any third party contract prohibits or restricts VerticalNet's adoption and use of Microsoft products, VerticalNet agrees to use good faith efforts to adopt and use the corresponding Microsoft products when the contractual prohibition or restriction expires or is terminated, provided that the corresponding Microsoft products have the requisite functionality and performance to meet the needs of VerticalNet. In addition, during the Term VerticalNet agrees to use good faith efforts to encourage its subsidiaries, affiliates and other contractual business partners to use Microsoft products and services.


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         4.2.     BIZTALK FRAMEWORK. During the Term, VerticalNet agrees to
adhere to the Microsoft BizTalk Framework.

         4.3. CERTIFIED SOLUTION PROVIDER. During the Term, VerticalNet will participate as a "Partner" in the Microsoft Certified Solution Provider program and maintain certifications for the Microsoft products used by VerticalNet.

         4.4. END USER AGREEMENTS. All uses of Microsoft products are subject to Microsoft's standard end user license agreements applicable to the respective Microsoft products.

         4.5. POST-TERM PRODUCTS AND SUPPORT SERVICES. Following expiration of the Term, Microsoft agrees to continue to offer to VerticalNet the products and support services offered to VerticalNet during the Term. Microsoft shall offer said products and support services to which the products and support services are offered to VerticalNet during the Term; provided, however, that pricing for said products and support services shall be Microsoft's then-standard volume discount pricing for similarly situated customers entitled to "preferred pricing" discounts.

5.       TERM AND TERMINATION.

         5.1. TERM. The Term of this Agreement shall commence as of the Effective Date and shall continue through June 30, 2002 unless terminated earlier as provided in this Section 5. Prior to March 31, 2002, the parties shall meet to discuss a renewal of this Agreement and the terms that would govern any such renewal.

         5.2. TERMINATION. Either party may terminate this Agreement immediately upon written notice at any time if:

                  5.2.1. The other party is in material breach of any material warranty, term, condition or covenant of this Agreement, and fails to cure that breach within 45 days after written notice from the non-breaching party (five days for a material breach of Section 9 or the NDA (defined in Section 9 below)); or

                  5.2.2. The other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which proceeding or petition is not dismissed within sixty (60) days of such filing; or has a trustee or receiver appointed for its business or assets or any part thereof.

                  5.2.3. In the event of termination or expiration of this Agreement for any reason, the following provisions of this Agreement will survive termination or expiration: Sections 1, 2, 4.5, 3.2.2, 3.3.2, 5.2.3, and 6 through 20; any payment obligations of the parties hereunder accruing prior to the date of termination or expiration; and any other provision herein expressly surviving termination or expiration or necessary to interpret the rights and obligations of the parties in connection with the termination or expiration of the Term of this Agreement. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY SORT RESULTING SOLELY FROM EXERCISING ITS RIGHT TO TERMINATE OR NOT RENEW THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 5.


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6.       AUDITS.

During the Term, and for a period of 12 months following the expiration or termination of the Term, each party agrees to keep all usual and proper records related to amounts payable to the other party pursuant to this Agreement. During the Term and for a period of 12 months following the expiration or termination of the Term, each party shall have the right to cause an audit and/or inspection to be made of such records of the other party. Any such audit or inspection will be conducted by an independent certified public accountant (other than on a contingent fee basis, which auditor must be approved by the audited party such approval not to be unreasonably withheld or delayed) with at least 5 business days' prior written notice by the auditing party to the party being audited and will be conducted during normal business hours in such a manner as to not unreasonably interfere with the normal business operations of the party audited. If a party has audited the other party under this Section 6, the party that conducted the audit may not audit the other party within 12 months after the completion of the prior audit. Any audit will be paid for by the auditing party unless material discrepancies are disclosed. "Material" will mean a discrepancy of 5% or higher between amounts payable and the amounts received by the party to whom payment is owed. If discrepancies are disclosed the audited party will promptly pay any underpayment detected in the audit plus interest thereon at the rate of the prime lending rate plus 2%. For any material discrepancy, the audited party must also reimburse the auditing party for the reasonable costs associated with the audit. Any overpayment discovered in an audit will be promptly refunded to the party from whom the overpayment was received.

7.       REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants to the other that:

         (a) it has the requisite corporate right, power and authority to enter into and perform this Agreement;

         (b) it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement or that would conflict with this Agreement; and

         (c) this Agreement has been executed by its duly authorized representative.

8.       INDEMNIFICATION.

         8.1. INDEMNIFICATION BY VERTICALNET. VerticalNet will at its expense and Microsoft's request, defend and/or settle any third-party claim or action brought against Microsoft, and Microsoft's affiliates, directors, officers, employees, licensees, agents and independent contractors to the extent: (i) relating in any way to the VerticalNet family of Web Sites, and any services provided by VerticalNet in connection with the VerticalNet family of Web Sites including, without limitation, any third party claim or action alleging that the VerticalNet family of Web Sites, or any portion thereof, or any service provided by VerticalNet violates any applicable federal, state, provincial or local laws, regulations or ordinances, or infringes the copyrights, trademarks, service marks or other proprietary rights of any third party; or (ii) arising from any breach, or alleged breach that if true would constitute a breach, of a VerticalNet


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warranty or representation or covenant set forth in this Agreement
(collectively, "VerticalNet Claims"). VerticalNet will indemnify and hold Microsoft harmless from and against any costs, damages and fees reasonably incurred by Microsoft in the defense and/or settlement of the VerticalNet Claims, including but not limited to reasonable fees of attorneys and other professionals, to the extent attributable to such VerticalNet Claims, subject to
Section 8.3. Microsoft will provide VerticalNet reasonably prompt notice in writing of any such VerticalNet Claims and provide VerticalNet with reasonable information and assistance, at VerticalNet's expense, to help VerticalNet to defend such VerticalNet Claims.

         8.2. INDEMNIFICATION BY MICROSOFT. Microsoft will, at its expense and VerticalNet's request, defend and/or settle any third-party claim or action brought against VerticalNet, and VerticalNet's affiliates, directors, officers, employees, licensees, agents and independent contractors to the extent: (i) relating in any way to the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, and any services provided by Microsoft in connection with the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, including, without limitation, any third party claim or action alleging that the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, and any services provided by Microsoft in connection with the MSN Service, bCentral, Microsoft.com or any other Web Site within the Microsoft family of Web Sites, violates any applicable federal, state, provincial or local laws, regulations or ordinances, or infringes the copyrights, trademarks, service marks or other proprietary rights of any third party; or (ii) arising from any breach, or alleged breach that if true would constitute a breach, of a Microsoft warranty or representation or covenant set forth in this Agreement (collectively, "Microsoft Claims"). Microsoft will indemnify and hold VerticalNet harmless from and against any costs, damages and fees reasonably incurred by VerticalNet in the defense and/or settlement of the Microsoft Claims, including but not limited to reasonable fees of attorneys and other professionals, to the extent attributable to such Microsoft Claims, subject to
Section 8.3. VerticalNet will provide Microsoft reasonably prompt notice in writing of any such Microsoft Claims and provide Microsoft with reasonable information and assistance, at Microsoft's expense, to help Microsoft to defend such Microsoft Claims.

         8.3. INDEMNIFICATION PROCESS. If any action shall be brought against a party (the "Claimant") in respect to which indemnity may be sought from the another party (the "Indemnifying Party") pursuant to the provisions of this Section 8, the Claimant shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Claimant shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense and/or settlement of any such action. The Indemnifying Party shall, upon written request by the Claimant, undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to Claimant, and payment of all reasonably incurred expenses. Claimant shall have the right to employ separate counsel to provide input into the defense, at Claimant's own cost. The Indemnifying Party shall pay directly or, if requested, reimburse Claimant upon demand for any payments made or damages suffered by Claimant, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands,


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or actions for which Claimant is entitled to indemnification hereunder. The
Indemnifying Party shall not settle any claim or action under this Section 8 on Claimant's behalf without first obtaining Claimant's written permission, which permission shall not be unreasonably withheld or delayed, however if Claimant withholds or unreasonably delays approval of Indemnifying Party's settlement offer, Claimant shall defend that claim or action and Claimant hereby waives any right to indemnity hereunder from the Indemnifying Party in excess of the settlement offer amount. A Claimant may settle any claim or action hereunder, but the Indemnifying party will not be responsible for any such settlement unless it shall have approved the settlement, in writing and in advance, which approval will not be unreasonably withheld or delayed. Each party agrees not to publicize any settlement without first obtaining the other party's written permission, which permission will not be unreasonably withheld.

         8.4. LIMITATION ON DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT AS SET FORTH IN THE NEXT SENTENCE, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY NATURE ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. THIS SECTION SHALL NOT APPLY TO ANY PARTY'S (A) BREACH OF ITS OBLIGATIONS UNDER SECTION 9 OR THE NDA AND ANY LIABILITIES ASSOCIATED THEREWITH, AND (B) INDEMNIFICATION OBLIGATIONS AND ASSOCIATED LIABILITIES UNDER SECTION 8.

9.       CONFIDENTIALITY.

         9.1. EXISTING NON-DISCLOSURE AGREEMENT. Microsoft and VerticalNet acknowledge and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement, that was attached as Exhibit I to the Co-Marketing Agreement ("NDA"), are incorporated by reference into this Agreement. If any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall control.

         9.2. PERMITTED DISCLOSURES. Each Party may disclose the terms and conditions of this Agreement to its employees, affiliates and its immediate legal and financial consultants on a need to know basis as required in the ordinary course of that party's business, provided that such employees, affiliates and consultants agree in advance of disclosure to be bound by this
Section 9, or, in the case of its attorneys, are bound by obligations of confidentiality under applicable state law or otherwise. Further, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable laws, rules or regulations to be disclosed, as part of or as an exhibit to a party's required public disclosure documents. If any party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents filed with the applicable governmental or regulatory authorities.

         9.3. EQUITABLE RELIEF. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of the terms and conditions of this Agreement and that each Party may seek, without waiving any other rights or remedies and without posting any bond or other security, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.


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
10.      PUBLICITY.

Except as may be required by applicable laws, rules or regulations (including those arising under any securities laws), neither party will originate any publicity, news release or other public announcement, written or oral, whether to the public press or otherwise, concerning the relationship between the parties or the transactions described in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event disclosure is required by applicable law, rules or regulations, then the party required to so disclose such information shall, to the extent possible, provide to the other party for its approval (such approval not to be unreasonably withheld) a written copy of such public announcement as soon as practicable prior to disclosure. As stated in Section 9.2, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable laws, rules or regulations to be disclosed, as part of or as an exhibit to a party's required public disclosure documents. If any party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents filed with the applicable governmental or regulatory authorities.

11.      NO WAIVER.

No delay or omission to exercise any right, power or remedy accruing to VerticalNet or Microsoft, upon any breach or default under this Agreement, will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character by VerticalNet or Microsoft of any breach or default under this Agreement, or any waiver by VerticalNet or Microsoft of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in writing, and all remedies, either under this Agreement, or by law or otherwise afforded to VerticalNet or Microsoft, will be cumulative and not alternative.

12.      SEVERABILITY.

If any provision of this Agreement is held by a tribunal of competent jurisdiction to be illegal, invalid, or otherwise unenforceable in any jurisdiction, then to the fullest extent permitted by law (i) the same shall not effect the other terms or provisions of this Agreement, (ii) such term or provision shall be deemed modified to the extent necessary in the tribunal's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest extent the intent and agreements of the parties set forth herein and (iii) such finding of invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such term or provision in any other jurisdiction.


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
13.      ASSIGNMENT.

VerticalNet may not assign this Agreement, or any rights or obligations hereunder, whether by operation of contract, law or otherwise, except with the express written consent of Microsoft, and any attempted assignment by VerticalNet in violation of this Section shall be void. For purposes of this Agreement, an "assignment" by VerticalNet under this Section shall be deemed to include, without limitation, each of the following: (a) a change in beneficial ownership of VerticalNet of greater than thirty-five percent (35%) (whether in a single transaction or series of related transactions) if VerticalNet is a partnership, trust, limited liability company or other like entity; (b) a merger of VerticalNet with another party, whether or not VerticalNet is the surviving entity; (c) the acquisition of more than thirty-five percent (35%) of any class of VerticalNet's voting stock (or any class of non-voting security convertible into voting stock) by another party (whether in a single transaction or series of related transactions); and (d) the sale of more than fifty percent (50%) of VerticalNet's assets (whether in a single transaction or series of related transactions). In the event of such assignment or attempted assignment by VerticalNet, Microsoft shall have the right to immediately terminate this Agreement.

14.      NOTICES.

All notices and other communications required or permitted hereunder will be in writing and will be: (i) delivered personally, (ii) delivered by facsimile transmission with transmittal confirmation and with concurrent delivery via another method specified in this sentence, (iii) delivered by a nationally recognized overnight courier with written verification of receipt, or (iv) delivered by certified or registered mail, return receipt requested, in each case with all delivery or postal charges pre-paid. Notices will be effective when received, and will be addressed: (i) if to the Microsoft, at Microsoft's address as set forth in the initial paragraph of this Agreement, Attention:
General Manager, bCentral Business Development (Fax (425) 936-7329), with a copy to Law and Corporate Affairs Department - Product Development and Marketing, at Microsoft's address as set forth in the initial paragraph of this Agreement, or
(ii) if to VerticalNet, at VerticalNet's address set forth in the initial paragraph of this Agreement, Attention: General Counsel (Fax (215) 658-1872, or at such other address as one party may have furnished to the other in writing.

15.      ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding and agreement among the parties with regard to the subject matter hereof, and supersede any and all prior and contemporaneous agreements and understandings among the parties, including without limitation, the Co-Marketing Agreement.

16.      GOVERNING LAW & ATTORNEYS' FEES.

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware as they apply to contracts entered into and wholly to be performed within such state, and without reference to its principles of conflicts of law or choice of law. In the event of any litigation in a court of competent jurisdiction arising in connection with this


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
Agreement, the prevailing party in judgment will be entitled to recover reasonable legal fees and costs in connection with such action including any appeals.

17.      EXPENSES.

VerticalNet and Microsoft will each bear all expenses that such respective party has incurred or incurs in connection with this Agreement and the transactions contemplated hereby, and any amendments or waivers.

18.      TITLES.

The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19.      COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which will be an original and all of which together will constitute one instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both parties hereto. For the purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

20.      RELATIONSHIP OF THE PARTIES.

This Agreement is not intended to create any joint venture, partnership, agency or employee-employer relationship.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

                                     VERTICALNET, INC.
                                     a Pennsylvania corporation

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                            ------------------------------------



                                     MICROSOFT CORPORATION
                                     a Washington corporation

                                     By:
                                        ----------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                            ------------------------------------


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